Exhibit 99.1

PARK PLACE ENERGY INC.

Park Place Energy Inc. to acquire oil and gas production companies operating in Turkey

Dallas, Texas, December 23, 2015 - Park Place Energy Inc. (OTCBB/OTCQB: PKPL) (“Park Place” or the “Company”) is pleased to announce that, on December 22, 2015, Park Place entered into a Share Purchase Agreement (the “Purchase Agreement”) with Tiway Oil B.V. (“Tiway”) to acquire three subsidiaries of Tiway. These subsidiaries are oil and gas exploration and production companies operating in Turkey. They own interests in 3 producing oil and gas fields, one offshore and two onshore, as well as a number of exploration licenses and operate one of the onshore fields. Current production for the Tiway subsidiaries is about 475 BOE (barrels per day equivalent). The purchase price is $2.1 million USD.

In connection with due diligence for this transaction, the Company has been actively gathering and evaluating a large amount of data derived from earlier exploration and production activities. During the period prior to closing, in consultation with the Tiway staff and partners in the various fields, we will work to finalize work programs for the upcoming 2016 year and into the future.

The Company is currently formulating plans for raising the capital that will be required for these activities; the Company is examining all options including possibly taking on a partner. The closing date for the share transfers contemplated by the Purchase Agreement is scheduled for March 31, 2016.

The transaction is subject to the satisfaction of several closing conditions, including the approval of gas marketing agency, the Energy Market Regulatory Authority of the Republic of Turkey, and the approval of the agency that regulates petroleum affairs, the General Directorate of Petroleum Affairs of the Ministry of Energy and Natural Resources of the Republic of Turkey.

About Park Place Energy Inc.

Park Place Energy Inc. is an energy company engaged in the exploration for oil and natural gas. For further information, please see our website: www.parkplaceenergy.com or email us: contact@parkplaceenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on current expectations, estimates, and projections about the Company’s business and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to publicly revise or update any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s expansion and business strategies and anticipated growth opportunities and the amount of fundraising necessary to achieve it. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. These factors include operational and geological risks, the ability of the Company to raise necessary funds for exploration; the fact that the Company does not operate all its properties; changes in law or governmental regulations, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

Company Contacts:

Scott C. Larsen, President and CEO

Francis M. Munchinski, Secretary and Treasurer

Park Place Energy Inc.

214-220-4340